Exhibit 99.1

(1)	The shares of common stock, par value $0.01 per share (the “Common Stock”), of PlayAGS, Inc. (the “Issuer”) reported as beneficially owned were held of record by Apollo Gaming Holdings, L.P. (“Holdings”). All of the shares held by Holdings are subject to an irrevocable proxy granted by Holdings to AP Gaming VoteCo, LLC (“VoteCo”), which is managed by David Sambur as its sole member, subject to Eric L. Press’s right to assume joint control of its management with Mr. Sambur.

Apollo Gaming Holdings GP, LLC (“Holdings GP”) is the general partner of Holdings. Apollo Management VIII, L.P. (“Management VIII”) is the manager of Holdings GP and of Apollo Investment Fund VIII, L.P. (“AIF VIII”). AIF VIII is a member of Holdings GP, and as such has the right to direct Management VIII in its management of Holdings GP, and is also a limited partner of Holdings. AIF VIII Management, LLC (“AIF VIII LLC”) is the general partner of Management VIII. Apollo Management, L.P. (“Apollo Management”) is the sole member-manager of AIF VIII LLC, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Mr. Rowan, Scott Kleinman, and James Zelter are the managers, as well as executive officers, of Management Holdings GP. Due to the Irrevocable Proxy, none of Holdings, Holdings GP, Management VIII, AIF VIII, AIF VIII LLC, Apollo Management, Management GP, Management Holdings or Management Holdings GP are deemed to beneficially own the shares of the Issuer’s Common Stock held by Holdings and therefore none of such persons are included as reporting persons in this Form 4.

VoteCo and each of Messrs. Rowan, Kleinman and Zelter disclaims beneficial ownership of any shares of the Issuer’s Common Stock that are beneficially owned by VoteCo, or directly held of record by Holdings, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of VoteCo is 5475 S. Decatur Blvd., Las Vegas, Nevada 89118. The address of Messrs. Press and Sambur is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.